                                 EXHIBIT 10.2





                                (Page 18 of 23)

                        NEWBRIDGE NETWORKS CORPORATION

            NOTICE OF INTENTION TO MAKE A NORMAL COURSE ISSUER BID


1.  Name of Issuer
    --------------

    Newbridge Networks Corporation (the "Issuer").

2.  Shares Sought
    -------------

    The Issuer proposes to purchase from time to time, if it is considered advisable, up to 4,000,000 Common Shares of the Issuer (the "Shares"), being approximately 4.7% of the 84,876,757 Shares currently issued and outstanding as of July 27, 1996 (the "Issuer Bid").

    The Issuer has not established a specific number of Shares to be acquired. Any Shares purchased by the Issuer under the Issuer Bid will be cancelled.

3.  Duration
    --------

    The Issuer Bid will commence on August 22, 1996 and will terminate upon the Issuer purchasing 4,000,000 Shares or upon the Issuer providing an earlier notice of termination. If not previously terminated, the Issuer Bid will terminate on August 21, 1997.

4.  Method of Acquisition
    ---------------------

    All purchases will be made in the discretion of the Issuer's management and will be made on the open market through the facilities of The Toronto Stock Exchange and the New York Stock Exchange (the "Exchanges") from time to time throughout the proposed purchase period. Purchase and payment for Shares will be made by the Issuer in accordance with the by-laws and rules of the Exchanges and the price which the Issuer will pay for Shares acquired by it will be the prevailing market price at the time of acquisition. No purchases will be made by the Issuer other than by means of open market transactions during the proposed purchase period. The Issuer shall not purchase more than 2% of the issued and outstanding Shares in any 30 day period. The Issuer will also comply with the trading restrictions imposed by the U.S. Securities and Exchange Commission which: (i) prohibit the Issuer from making any purchases at the opening of trading or during the final half hour of any trading day; and (ii) limit the Issuer's purchases on any trading day (other than block trades) to not more than 25% of the average daily trading volume for the Shares reported on the Exchanges during the four calendar weeks preceding the week in which the purchases are made.


                                (Page 19 of 23)

5.  Consideration offered
    ---------------------

    The price which the Issuer will pay for any Shares acquired by it will be a price which is not higher than the last independent trade of a board lot of Shares on The Toronto Stock Exchange or a round lot of Shares on the New York Stock Exchange. The funds to purchase Shares will be provided from the Issuer's working capital.

    The Issuer and any vendor of the Shares will be required to pay commissions to their respective brokers with respect to the purchase and sale of such Shares at such rates as are applicable at the time of purchase.

6.  Reasons for the Normal Course Issuer Bid
    ----------------------------------------

    In view of the current price levels for the Shares, the directors of the Issuer have concluded that the purchase of up to 4,000,000 Shares under the Issuer Bid would be in the best interests of the Issuer and would represent a desirable use of the Issuer's funds.

7.  Valuation
    ---------

    The directors and officers of the Issuer are not aware of any independent or material non-independent appraisal or valuation of the Issuer, its material assets or its securities prepared within the two year period preceding the date hereof.

8.  Previous Purchases
    ------------------

    The Issuer has purchased 500,000 of its Common Shares during the twelve months preceding the date hereof at an average price of $55.642. The Shares were purchased pursuant to a normal course issuer bid which expires on August 21, 1996.

9.  Acceptance of Bid by Insider, Affiliates and Associates
    -------------------------------------------------------

    Mr. Terence H. Matthews, the Chairman, Chief Executive Officer and a director of the Issuer, has filed a renewal notice on Form 23 under the Securities Act (Ontario) indicating his intention to sell up to 335,000 Shares from his total current holdings of 20,879,454 Shares. Mr. Kent H.E. Plumley, a director of the Corporation has stated his intention to sell up to 100,000 Shares during the period of the Issuer Bid. Except for Mr. Matthews and Mr. Plumley, to the knowledge of the Board of Directors, none of the directors, senior officers or other insiders of the Issuer, or any associate of any such persons, or any associate or affiliate of the Issuer, or any person acting jointly or in concert with the Issuer, presently intends to sell Shares during the period of the Issuer Bid. However, certain of the Issuer's senior officers, directors or other insiders or certain of their associates or associates or affiliates of the Issuer may choose to dispose of some or all of their Shares by selling such Shares in the market during the proposed purchase period. Whenever the Issuer is making any purchases under the Issuer Bid, none of such persons will be selling any Shares in the market.


                                (Page 20 of 23)

10.  Benefits to Insiders
     --------------------

     There is no arrangement whereby the Issuer will accord any preference to any Shares sold by any insider, associate or affiliate of the Issuer nor is there any benefit, direct or indirect, to any such person which is not equally available to any shareholders who sell (or retain) their Shares. Except as disclosed in this Notice and apart from arrangements to be made with the broker on normal terms (the expense of which will be borne by the Issuer) to effect the proposed purchases on the Issuer's behalf, the Issuer has no contracts, arrangements or understandings, formal or informal, with any of its security holders or any persons in relation to the proposed purchases.

11.  Material Changes
     ----------------

     At this date, there are no previously undisclosed material changes or plans or proposals for material changes in the affairs of the Issuer.

12.  Certificate
     -----------

     The purchase of Shares in accordance with the terms set out in this Notice has been authorized by the Board of Directors of the Issuer. The information contained in this Notice is complete and accurate and in compliance with Part XXIII of The General By-law and the Policy Statement on Normal Course Issuer Bids of The Toronto Stock Exchange and applicable securities law requirements. This Notice contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it is made.


                                    /s/ James C. Avis
                                    -----------------
                                    James C. Avis
                                    Executive Vice President, General
                                    Counsel and Secretary

                                    On behalf of the Board of Directors
August 16, 1996



                                (Page 21 of 23)